EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of Guidance Software, Inc. and subsidiaries, and the effectiveness of Guidance Software, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Guidance Software, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 15, 2010